EXHIBIT 99.1

United-Guardian Reports 2022 Financial Results

HAUPPAUGE, N.Y., March 17, 2023 (GLOBE NEWSWIRE) -- United-Guardian, Inc. (NASDAQ:UG) reported that net income for FY 2022 decreased by 45% compared to FY 2021. Net sales for the year decreased by 9% from $13,929,629 in 2021 to $12,698,503 in 2022, generating net income of $2,569,512 ($0.56 per share) in 2022 compared to $4,658,542 ($1.01 per share) in 2021.

Beatriz Blanco, President of United-Guardian, stated, “The decrease in the Company’s net income was primarily caused by a decrease in revenue of our cosmetic ingredients combined with increased losses from our marketable securities portfolio. The main factors which negatively impacted the sales of our cosmetic ingredients were 1) overstocking by certain contract manufactures in 2021, in an effort to avoid potential supply chain issues in 2022, and 2) lower demand in Asia, especially in China, due to China’s zero-COVID mandate that was in place for much of 2022. Our pharmaceutical and medical lubricants business remained strong in 2022. We believe that there is potential to continue growing our cosmetic ingredients and medical lubricants business through new product development, new product applications, and technical collaboration with our customers and distributors. The cornerstone of United-Guardian is product innovation and we are continuing to focus our efforts on expanding our line of naturally-derived hydrogels in all markets. United-Guardian continues to have a solid foundation of high-quality innovative hydrogel technologies, as well as an outstanding and experienced team at all levels.”

United-Guardian is a manufacturer of cosmetic ingredients, medical lubricants, and pharmaceutical products.

Contact: Beatriz Blanco (631) 273-0900

NOTE: This press release contains both historical and "forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements about the company’s expectations or beliefs concerning future events, such as financial performance, business prospects, and similar matters, are being made in reliance upon the “safe harbor” provisions of that Act. Such statements are subject to a variety of factors that could cause the company’s actual results or performance to differ materially from the anticipated results or performance expressed or implied by such forward-looking statements. For further information about the risks and uncertainties that may affect the company’s business please refer to the company's reports and filings with the Securities and Exchange Commission.

FINANCIAL RESULTS FOR THE YEARS ENDED
DECEMBER 31, 2022, AND DECEMBER 31, 2021

STATEMENTS OF INCOME

	Years ended December 31
	2022	2021

Net sales	$12,698,503	$13,929,629

Costs and expenses:
Cost of sales	5,996,376	5,747,931
Operating expenses	2,174,127	2,035,970
Research and development	490,770	478,642
Total costs and expenses	8,661,273	8,262,543
Income from operations	4,037,230	5,667,086
Other (loss) income:
Investment income	236,695	233,857
Net loss on marketable securities	(1,046,245)	(23,018)
Total other (loss) income	(809,550)	210,839

Income before provision for income taxes	3,227,680	5,877,925

Provision for income taxes	658,168	1,219,383
Net income	$2,569,512	$4,658,542

Earnings per common share (basic and diluted)	$0.56	$1.01

Weighted average shares (basic and diluted)	4,594,319	4,594,319

BALANCE SHEET DATA
(condensed)

	Years ended December 31,
	2022	2021

Current assets	$9,970,630	$11,583,390
Deferred income taxes, net	110,544	---
Property, plant, and equipment (net of depreciation)	559,161	658,862
Total assets	10,640,335	12,242,252

Current liabilities	1,373,691	2,337,761
Deferred income taxes (net)	---	83,222
Total liabilities	1,373,691	2,420,983

Stockholders’ Equity	9,266,644	9,821,269
Total liabilities and stockholders’ equity	10,640,335	12,242,252